EXHIBIT 99.1

GASTAR ANNOUNCES CLOSING OF ASSET SALE;
ISSUANCE OF 10 MILLION SHARES

HOUSTON, TX (May 9, 2007) - Gastar Exploration Ltd. (AMEX:GST; TSX:YGA) announced today that it has closed the previously announced sale of a portion of its undeveloped leasehold in East Texas for cash proceeds of approximately $88 million, including the issuance of 10 million newly issued Gastar common shares at a price of $2.00 per share. An additional $4 million is expected to be received by July 9, 2007 assuming certain title curative actions can be completed.

As previously announced, this transaction was subject to rights of first refusal held by parties through existing joint operating agreements. A private exploration and production company, Navasota Resources, L.P., exercised its preferential rights and acquired the leasehold interests and the Gastar common shares for cash.

As a result of the issuance of the 10 million new common shares in this transaction, the buyer holds approximately 4.9% of Gastar’s 205,341,375 currently issued and outstanding common shares. The common shares issued to the buyer have not been registered under the Securities Act of 1933, as amended, or Canadian securities laws. The buyer was granted certain limited rights to register the resale of the shares purchased in the transaction.

J. Russell Porter, Gastar’s President and CEO stated, “Gastar plans to use the proceeds from the sale of the leasehold interest to continue our East Texas deep Bossier drilling program, focusing on the areas that are covered by a recently acquired 3-D seismic survey, as well as to continue the development of our coal bed methane properties in Southeastern Australia. The sale of these assets provides Gastar the financial flexibility to pursue our current business plan as well as potential new opportunities.”

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with low-risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the deep Bossier gas play of East Texas. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238) located in New South Wales and the Gippsland Basin located in Victoria.

Safe Harbor Statement and Disclaimer:

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company’s Annual Report on Form 10-K, as filed on March 27, 2007 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Neither the American Stock Exchange nor the Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Contact Information:
Gastar Exploration Ltd.
1331 Lamar, Suite 1080
Houston, TX 77010
(713) 739-1800
(713) 739-0458 FAX

Attention:	J. Russell Porter
E-Mail:	rporter@gastar.com
or
Attention:	Michael A. Gerlich
E-Mail:	mgerlich@gastar.com

Website:	www.gastar.com